UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2025

BioSig Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38659	26-4333375
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12424 Wilshire Blvd., Ste 745 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

(203) 409-5444

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	BSGM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2025, BioSig Technologies, Inc. (the “Company”) entered into a Tokenized Yield Partnership Agreement (the “Agreement”) with Monetary Metals & Co. (“MM”), a Delaware corporation. The Agreement establishes an exclusive, multi-year strategic partnership aimed at designing, launching, and distributing blockchain-based financial products that tokenize the yield generated from MM’s precious-metal lease and bond programs.

The Agreement commenced on September 8, 2025, and continues for an initial term of three years, subject to automatic one-year renewal periods unless terminated in accordance with its terms. For at least three years, MM has agreed not to engage with any other party to tokenize the yield or other financial attributes of its precious-metal lease or bond products, and the Company has agreed not to partner with any third party to tokenize yield derived from precious-metal leases, in each case subject to specified volume-based performance conditions.

Each quarter, the Company must supply at least 10% of the total leased ounces presented by MM that (a) meet the minimum insurance standards as set forth in the Agreement; (b) generates a net yield of at least 3% per annum after origination fees, and (c) does not involve a Prohibited Person (as defined in the Agreement) or an ultimate borrower located in a Restricted Nation (as defined in the Agreement) (“Passing Leases”). MM must offer Passing Leases in an amount equal to at least 90% of the gold under management supplied by the Company. The Company’s obligation to meet such quarterly supply thresholds is a condition to the retention of exclusivity under the Agreement, and failure to do so, after application of the ninety-day cure period for any alleged shortfall, will result in the loss of exclusivity but will not otherwise obligate the Company to commit capital or continue participation.

MM will provide the Company with a discounted fee and quarterly cash rebate on the Company gold purchases based on a tiered fee schedule ranging from 0.75% to 0.20% of aggregate quarterly purchase volume. MM will pay the Company a quarterly revenue share on the Company supplied gold deployed in Passing Leases, on a sliding scale from 0.35% to 0.50%, depending on total kilograms leased.

All intellectual property arising from the design and development of the tokenized yield products will be owned exclusively by the Company, while MM retains exclusive ownership of intellectual property related to its lease and bond products.

Either party may terminate for convenience on six months’ notice or for customary breach and insolvency events. Certain exclusivity obligations survive for a minimum of three years.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On September 8, 2025, the Company issued a press release announcing the execution of the Agreement.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Tokenized Yield Partnership Agreement, dated as of September 8, 2025, between BioSig Technologies, Inc. and Monetary Metals & Co.
99.1	Press Release, dated September 8, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSIG TECHNOLOGIES, INC.

Date: September 8, 2025	By:	/s/ Karl Henry McPhie
	Name:	Karl Henry McPhie
	Title:	Chief Executive Officer